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                                                                    EXHIBIT 10.1


DATED                                                               7 JULY 2000
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                        (1) CERAVISION (IRELAND) LIMITED

                                     - and -

                           (2) AUGRID OF NEVADA, INC.




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                                 PATENT LICENCE

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                               SUBJECT TO CONTRACT



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                                    CONTENTS

1. DEFINITIONS AND INTERPRETATION............................................2

2. GRANT.....................................................................4

3. OBLIGATIONS OF THE LICENSEE...............................................7

4. PAYMENTS BY THE LICENSEE..................................................9

5. RECORDS..................................................................11

6. SUB-LICENSING............................................................12

7. IMPROVEMENTS.............................................................12

8. DEFENCE OF THE PATENT(S) AND INFRINGEMENTS...............................13

9. CONFIDENTIALITY..........................................................15

10. DURATION................................................................17

11. TERMINATION.............................................................17

12. EFFECT OF TERMINATION...................................................18

13. MAINTENANCE OF PATENTS..................................................19

14. FORCE MAJEURE...........................................................20

15. ASSIGNMENT..............................................................21

16. SEVERABILITY............................................................21

17. THIRD PARTY RIGHTS......................................................21

18. PARTNERSHIP.............................................................21

19. WAIVER AND RELEASE......................................................22

20. ENTIRE AGREEMENT........................................................22

21. NOTICES.................................................................23

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22. LAW AND JURISDICTION....................................................23

SCHEDULE 1..................................................................24

Definitions.................................................................24

SCHEDULE 2..................................................................27

Patents and Applications....................................................27

SCHEDULE 3..................................................................29

Trade Marks and Requirements for Use........................................29

SCHEDULE 4..................................................................30

Royalties...................................................................30



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THIS PATENT LICENCE is made on  7 July 2000

BETWEEN:

(1) CERAVISION (IRELAND) LIMITED a company registered in the Republic of Ireland (Registration No. 321650) whose registered office is at 1 High Street, Dublin 8 ("the LICENSOR"); and

(2) AUGRID OF NEVADA, INC a company registered in the State of Nevada, USA, whose principal office is at 140 Public Square, The Park Building, Suite 208, Cleveland, Ohio 44114, USA (the "LICENSEE")

BACKGROUND

(A) The Licensor is the exclusive Licensee with rights to sub-licence of patent applications and non-patented know-how in respect of FED's (as defined below), and in particular FEDs incorporating ceramic substrates having front layer vias and of methods of sealing a visual display having a glass face plate and such an FED.

(B) As referred to herein, an FED display is comprised essentially of an anode or front plate sealed to a cathode or back plate, which latter incorporates the field effect emission device. The method of sealing is the subject of Sealing Patents (as defined below). The anodes and the cathodes in particular are compound structures. These terms are therefore used to refer to the respective compound components brought together to be sealed. Both types of components as such, and the cathodes in particular, are or will be the subject of the Anode and Cathode Patents (as defined below).

(C) For their operation, the individual FED pixels of the cathode require to be controlled both individually at their turn in the cycle of operation and collectively to produce an image. Driver and control integrated circuits for this can be attached to the back of the cathodes of the displays. The assembled combinations of FED displays and the integrated circuits are the subject of Display Drive and Control Circuit Patents (as defined below).

(D) This licence is concerned with both (i) manufacture of FED displays by sealing under the Sealing Patents of anodes and cathodes the subject of the Anode and Cathode Patents and (ii) assembly of the integrated circuits onto the cathodes after sealing to produce FED displays the subject of the Display Drive and Control Circuit Patents.

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(E)      The Licensor has agreed to licence the Licensee with regard to what is set out in (D) above upon the terms and conditions specified in this Agreement and this Agreement is entered into pursuant to the Exclusive Project Agreement and in conjunction with the Machinery Lease Agreement.

IT IS HEREBY AGREED as follows:-

1.       DEFINITIONS AND INTERPRETATION

         1.1 In this agreement, the following words and phrases shall have the following meanings:

                  "AGREEMENT YEAR(S)" means the 12 month period ending on the first and subsequent anniversaries of the Effective Date of this agreement.

                  "CERAVISION GROUP" means all those corporate entities which are or during the course of this Agreement become members of the Group of companies of which Ceravision Limited is the parent company.

                  "CUSTOMER(S)" means a person, firm or company in the Sales Territory to whom the Licensee agrees to supply the Products.

                  "DISPLAY DRIVE AND CONTROL CIRCUIT PATENTS" has the meaning ascribed to it in Schedule 1.

                  "EFFECTIVE DATE" means the earlier of the Phase One Completion as defined the Exclusive Project Agreement or 1 July 2001.

                  "EXCLUSIVE PROJECT AGREEMENT" means the agreement between Ceravision Limited and the Licensee dated 6 July 2000.

                  "EXCLUSIVE TERM" has the meaning ascribed to it in Schedule 1.

                  "FEDS" means field effect emission devices for visual displays.

                  "FIELD OF USE" has the meaning ascribed to it in Schedule 1.

                  "LICENSEE'S IMPROVEMENT(S)" means all incremental improvements, modifications or adaptions to any part of the Products or Processes including all major or minor advances in technology relating thereto and inventions which are patentable in their

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                  own right, all or any of which might reasonably be of
                  commercial interest to the Licensor in the operation of the Processes and which may be made or acquired (with free rights of disposal) by either party during the term of this agreement.

                  "MANUFACTURING TERRITORY" has the meaning ascribed to it in
                  Schedule 1.

                  "MINIMUM ROYALTIES" means the minimum payment for each Agreement Year as specified in Part 2 of Schedule 3.

                  "NON-EXCLUSIVE TERM" has the meaning ascribed to it in
                  Schedule 1.

                  "PATENT(S)" means the Sealing Patents and the Anode and Cathode Patents and the Display Drive and Control Circuit Patents.

                  "PROCESSES" has the meaning ascribed to it in Schedule 1.

                  "PRODUCTS" has the meaning ascribed to it in Schedule 1.

                  "PROPRIETARY COMPONENTS" means both (i) Proprietary Anodes and Cathodes and (ii) Proprietary Integrated Circuits, which are the subject of the Display Drive and Control Circuit Patents.

                  "PROPRIETARY ANODES AND CATHODES" means anodes and cathodes which are the subject of the Anode and Cathode Patents.

                  "PROPRIETARY INTEGRATED CIRCUITS" means integrated circuits which are the subject of the Display Drive and Control Circuit Patents.

                  "ROYALTY" means all amounts payable by the Licensee or any sub-licensee as detailed in Schedule 4.

                  "SALES TERRITORY" has the meaning ascribed to it in Schedule
                  1.

                  "SEALING MACHINES" has the meaning ascribed to it in Schedule
                  1.

                  "SEALING PATENTS" has the meaning ascribed to it in Schedule
                  1.

                  "TARGET" has the meaning ascribed to it in Schedule 1.

                  "THE TERM" has the meaning ascribed to it in Schedule 1.

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         1.2      Any reference to a Capitalised term which is not defined above in this Agreement is a reference to a term defined in the Exclusive Project Agreement.

         1.3 Words in the singular include the plural and vice versa and words in one gender include any other gender;

         1.4 Any reference to a statute, statutory provision or sub-ordinate legislation includes such legislation as amended and in force from time to time and any legislation which modifies, consolidates (with or without modification), re-enacts or supersedes it except to the extent that it would impose any new or extended obligation, liability or restriction on, or would otherwise adversely affect the rights of, any party to this agreement;

         1.5 A reference to clauses and schedules are to clauses and schedules of this agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;

         1.6 The table of contents and headings are for convenience only and shall not affect the interpretation of this agreement;

2.       GRANT

         2.1      The Licensor grants to the Licensee subject as provided below:

                  2.1.1 under the Sealing Patents, the exclusive, during the Exclusive Term and non-exclusive thereafter during the Non-Exclusive Term, right and licence in the Manufacturing Territory to manufacture Products for use in the Field of Use by sealing together anodes and cathodes by means of Process I, together with the right in the Sales Territory to sell the Products for use in the Field of Use, but not including any right to manufacture sealing machines the subject of the Sealing Patents

                  2.1.2 under the Anode and Cathode Patents, the exclusive, during the Exclusive Term, and non-exclusive thereafter during the Non-Exclusive Term, right and licence in the Manufacturing Territory to manufacture Products for use in the Field of Use by sealing together Proprietary Anodes and Cathodes by means of Process II to make display devices protected by the Anode and

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                           Cathode Patents, together with the right in the Sales
                           Territory to sell the Products incorporating the Proprietary Anodes and Cathodes for use in the Field of Use, but not including any right to manufacture the Proprietary Anodes and Cathodes;

                  2.1.3 under the Display Drive and Control Circuit Patents, the exclusive, during the Exclusive Term, and non-exclusive thereafter during the Non-Exclusive Term, right and licence in the Manufacturing Territory to manufacture Products for use in the Field of Use by assembly of Proprietary Integrated Circuits and non-proprietary integrated circuits onto the cathodes of the Products manufactured under clauses 2.1.1 and 2.1.2 by means of Process III to make display devices protected by the Display Drive and Control Circuit Patents, together with the right in the Sales Territory to sell the Products having such integrated circuits attached for use in the Field of Use, but not including any right to program or otherwise produce the Proprietary Integrated Circuits, which rights in this Clause 2.1 must be exercised jointly and not individually.

         2.2 Licensor further grants to Licensee, subject to Licensee's performance of its obligations hereunder, a non-transferable, indivisible and exclusive, during the Exclusive Term and non-exclusive during the Non-Exclusive Term, right and license, without the right to sublicense, to use the Trade Marks set forth in Schedule 3 in connection with the manufacture of Products in the Manufacturing Territory for use in the Field of Use and the sale of such Products in the Sales Territory for use in the Field of Use.

         2.3 In consideration of the Licence granted above, the Licensee agrees not to manufacture, use or sell any Products or articles outside the Field of Use.

         2.4 The Licensor reserves the right to terminate the exclusivity of this Licence if the Licensee competes within the Manufacturing Territory with the Licensor or any undertakings connected with the Licensor or with other undertakings in respect of research and development, production, use or distribution of products competing with the Processes or the Products and further the Licensor reserves the right to require, at any time, that the Licensee prove to the satisfaction of the Licensor that none of the Patents is being used by the Licensee, or on its behalf, for the production of any products (or the provision of any services), other than the Products. Licensor and Licensee mutually agree that the restrictions contained at the end of Clause 2.1, and in Clause 2.3 and this Clause 2.4, are reasonable, non-burdensome, and necessary for the proper implementation of the Licence granted herein, and in order to protect Licensor's business and its competitive position in the marketplace. The covenants and agreements contained in this Clause 2 shall each be construed and deemed to consist of a series of separate covenants, one for each type of product and for each region included within the geographic area described above. If a court or arbitrator decides that any provision or restriction in this Clause 2 is unreasonable or unenforceable, the parties agree that the court or arbitrator has the power to delete words and modify this Clause 2 in a manner that comes closest to the intent of the parties as expressed herein while rendering this Agreement as modified valid and enforceable. If a court or arbitrator refuses to enforce all of these separate covenants included herein, Licensor and Licensee agree that certain covenants, which if eliminated would permit the remaining covenants to be enforced, will be deemed eliminated from this Clause 2 for purposes of that enforcement.

         2.5 In the event the Display Drive and Control Circuit Patents do not issue in the United States Patent Office, then the parties agree that the requirement to jointly exercise the Display Drive and Control Circuit Patents together with the Sealing Patents and the Anode and Cathode Patents as set forth in Clause 2.1 shall no longer apply and shall be severable from the other provisions herein, and the grant under Clause 2.1.3 shall be of no further force or effect. In such event, the Royalties required to be paid by Licensee to Licensor pursuant to Schedule 4 shall be reduced by ten percent (10%). [For example, for the first 500,000 Products produced in any Agreement Year, the Royalty shall be $8.71 per Product instead of $9.68 per Product.] In the event the Display Drive and Control Circuit Patents do not issue in the United States Patent Office, Licensee shall still be required under Clause
                  2.1 to jointly exercise the rights and Licence under the Sealing Patents and the Anode and Cathode Patents.

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3.       OBLIGATIONS OF THE LICENSEE

         3.1 The Licensee shall use its best endeavours to exploit the Processes and increase the production and sales of the Products within the Sales Territory subject to the terms of this agreement.

         3.2 The Licensee shall ensure that the Products comply with the requirements and standards set by national and public authorities wherever the Licensee intends to sell the Products and shall provide the Licensor with copies of all communications to and from regulatory authorities relating to the Products.

         3.3 The Licensee shall ensure that all Products supplied by the Licensee are manufactured to the highest standards of quality and workmanship. The Licensee shall upon reasonable notice from the Licensor give the Licensor or its authorised representative free access at any reasonable time to any place where the manufacture of the Products by the Licensee and every permitted sub-licensee shall be carried on for the purpose of ensuring that the Licensee, and any permitted sub-licensee, is observing these obligations.

         3.4 If the Licensee develops or designs during the term of this Agreement further products within the Field of Use it shall immediately by notice in writing to the Licensor give full details of the nature and specification of such products. If the Licensee wishes to manufacture such new products, provided that the Licensor is satisfied that these Products fall within the Field of Use they will be added as Products by written amendment.

         3.5 Following the commencement of production of the Products, the Licensee shall achieve the Target in each Agreement Year.

         3.6 The Licensee shall ensure that all literature and packaging prepared by the Licensee and relating to the Products includes a reference to relevant patent pending or patent numbers and states that such Products are made under licence from the Licensor.

         3.7 The Licensee shall be required to include or apply the Trade Marks set forth in Schedule 3 on all Products and their packaging produced under this Agreement and under the Exclusive Project Agreement. Such required use of the Trade Marks shall include, without limitation, the prominent display of the Trade Marks on the boot-up

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                  screen or introductory screen displayed on the Products during their use. The parties agree that the size, placement, order of appearance or display, and other manner of use of the Trade Marks by Licensee must be pursuant to the requirements and instructions communicated to Licensee from time to time by Licensor. In order to maintain and enhance the goodwill associated with the Trade Marks, Licensee agrees that Licensor must approve all uses of the Trade Marks on the Products and their packaging and on any sales or promotional materials before they are sold or distributed by Licensee. Title to the Trade Marks shall always remain with Licensor. Licensee shall not acquire any right or interest in the Trade Marks except the limited right to use the same pursuant to this Agreement. Licensee agrees that Licensee's use of the Trade Marks shall inure to Licensor's exclusive benefit. Licensee agrees that it will never use the Trade Marks or any similar names or marks in connection with the manufacture, marketing, sale or distribution of any products or services except for the Products for use in the Field of Use. Licensee shall not use any trade name, corporate or business name identical with or confusingly similar to the Trade Marks. Licensee further agrees that it shall not have the right to modify any of the Trade Marks without Licensor's prior written consent. In addition, Licensee agrees that it will not challenge or otherwise contest the validity, ownership or enforceability of the Trade Marks or of any current or subsequent applications or registrations of the Trade Marks or any variations thereof filed by Licensor or its affiliates, and Licensee further agrees not to directly or indirectly apply for or attempt to register for itself or others any of the Trade Marks or any similar names or marks anywhere in the Sales Territory.

         3.8 The Licensee shall provide such advertising and publicity as may reasonably be expected to bring the Products to the attention of as many purchasers and potential purchasers as possible. All such advertising shall be in accordance with the law of the relevant country and shall be submitted to the Licensor for its written approval before publication.

         3.9 The Licensee shall be exclusively responsible for the technical and commercial operation of the Processes that might be necessary or desirable for all Products sold or supplied by the Licensee and accordingly the Licensee shall indemnify the Licensor in respect of all costs damages and expenses incurred as a result of any claims by third parties in tort or otherwise against the Licensor arising in any way out of the use of any of the Patent(s) and/or sale or use of the Products by the Licensee.

         3.10 Upon commencement of manufacturing the Products, the Licensee shall take out and maintain public liability, Products liability and other insurance in connection with the Products and their sale to and use by third parties anywhere in the Sales Territory, and ensure that at all times it complies with all the terms and conditions of such policies of insurance. Such insurance will provide coverage for not less than $5,000,000 (US dollars) per occurrence for personal injury or property damages.

         3.11 The Licensee shall promptly inform the Licensor in writing of the addresses of all location(s) at which the Processes are being used by or on behalf of the Licensee, and of any changes or additions.

         3.12 If Licensee purchases all of its requirements for Proprietary Integrated Circuits from Licensor or its nominated suppliers as required under the Exclusive Project Agreement, then the parties agree that the Royalties payable by Licensee to Licensor hereunder shall be as set forth in Schedule 4. However, if Licensee wishes to purchase from other third parties and assemble non-proprietary integrated circuits onto the cathodes of the Products, Licensee shall have the right to do so, provided that in such event the parties agree that the Royalties set forth in Schedule 4 payable by Licensee to Licensor shall be increased by One Dollar and Zero Cents (US $1.00) per Product for each Product that incorporates a non-proprietary integrated circuit that Licensee purchases from someone other than Licensor or its nominated suppliers.

4.       PAYMENTS BY THE LICENSEE

         4.1 The Licensee shall during the continuance of this agreement pay to the Licensor the Royalty. In consideration for entering into this Agreement and for the favourable terms hereof, and as additional consideration for the business advantages that Licensee will enjoy by gaining access to the Processes from Licensor pursuant to the provisions of this Agreement in order to be able to plan in advance to utilize the Processes, and for the competitive advantages that Licensee acknowledges it will have hereunder by having access to the Processes under the terms hereof even before the issuance of any Patent(s), then regardless of whether any Patent(s) issue in the

                  United States Patent Office, Licensee agrees to pay to Licensor a minimum quarterly Access and Reservation of Rights Fee in the amount and at the times set forth in Schedule 4,
                  Part 2.

         4.2 Payments due under clause 4.1 shall be made within 7 days of the end of each calendar quarter in respect of royalties accruing on Products produced.

         4.3 If the royalties payable under clause 4.2 are less than the Minimum Royalties for that calendar quarter, the Licensee shall pay the difference between the Minimum Royalties and the royalty due under clause 4.2 at the time specified in clause
                  4.2. Minimum Royalties payments shall be regarded as royalties for the period to which they relate and will not be carried forward to subsequent periods.

         4.4 The payment of the Minimum Royalties payable under clause 4.3 on the due date is a condition precedent to the Licensee's exercise of any rights under this agreement for the Agreement Year in question and the failure promptly to pay such amount shall entitle the Licensor immediately to terminate this agreement.

         4.5 All amounts payable to the Licensor under this agreement shall be:

                  4.5.1 made in US Dollars to the credit of a bank account to be designated in writing by the Licensor;

                  4.5.2 calculated exclusive of sales tax, or any other tax which may be payable by reference to the Products and shall be paid gross without deduction of any withholding or other income taxes unless supported by documentary evidence in the form of official receipts showing the amounts of such taxes and/or other dues paid on behalf of the Licensor except where the Licensee is required by law to make such deduction or withholding, in which event the Licensee shall in addition pay to the Licensor such amount as shall result in the net amount received by the Licensor being equal to the amount which would have been received by the Licensor had no such deduction or withholding been made.

         4.6 For the purposes of conversion into US Dollars (where applicable) of all amounts due from the Licensee to the Licensor, the applicable rate of exchange shall be the


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                  mid-rate at the New York closing on the last day of the
                  calendar quarter in respect of which payment is due and for all other amounts on the day on which payment is due.

         4.7 The Licensor shall be entitled to interest on payments due under this agreement which are outstanding beyond the due date of payment. Such interest shall be at the rate of 6 per cent per annum above the prime rate of Bank of America valid from time to time. Such interest shall be calculated from the due date to the date of payment and shall be deemed to accrue on a daily basis and to be compounded on the last day of the calendar month .

5.       RECORDS

         5.1 The Licensee agrees to keep at its usual place of business true and accurate records and books of account showing:

                  5.1.1    the quality and description of the Products; and

                  5.1.2 all data necessary for the determination of Royalties payable under clause 4.1 including (but not limited to) the quantity of Products made used or sold;

                  5.1.3 such records and books shall be kept separate from any records and books not relating solely to the Products and shall be open to inspection upon reasonable notice by the Licensor or its duly authorised agent or representative or an independent accountant selected by the Licensor and acceptable to the Licensee (such acceptance not to be unreasonably withheld) for the purpose of verifying the accuracy of the Licensee's reports who shall be entitled to take copies of or extracts from the same. The Licensor shall be solely responsible for the costs of its representative or accountant unless he certifies that there is a discrepancy of more than 2.5 per cent in the royalties paid from those payable under this agreement in which event the Licensee shall reimburse the Licensor's costs of the inspection.

         5.2 The Licensee shall submit to the Licensor within 30 days of the end of each calendar quarter a written statement setting out with respect to the operations of the Licensee during that quarter sufficient data to enable accurate determination of Royalties in accordance with clause 4.5.2.

         5.3 The Licensor agrees to maintain confidential all financial information received with respect to the Licensee's operations.

6.       SUB-LICENSING

         6.1 The Licensee shall not be entitled to assign or sub-license any of its rights or obligations under this agreement save with the express written consent of the Licensor. In this respect, the Licensor shall not unreasonably withhold consent to a sub-licence being granted where a second source of manufacture is required by a customer of the Licensee provided that the Licensor is satisfied that any such sub-licensee is technically qualified and of satisfactory financial standing and that any such sub-licensing agreement to be entered into shall be subject to the prior written approval of the Licensor.

         6.2 Clause 6.1 above does not include sub-licences to Customers, to whom an automatic sub-licence is granted under this agreement to use the Products, including use of the Products as a component part for the production of other Products.

7.       IMPROVEMENTS

         7.1 Licensor and Licensee agree that the know-how, trade secrets or improvements incorporated into the Sealing Machines and/or related to the use, operation and maintenance of the Sealing Machines shall be licenced to Licensee in conjunction with the lease of the Sealing Machines pursuant to the provisions of the Machinery Lease Agreement.

         7.2 If the Licensee shall at any time develop or acquire rights in any Licensee's Improvement during the term of this agreement the Licensee shall to the extent that it is not prohibited by law or by any undertaking given to any other person promptly notify the Licensor in writing giving details of it and provide to the Licensor such information or explanations as the Licensor may reasonably require to be able effectively to utilise the same. In any case where such Licensee's Improvement is severable from and not dependent on the rights licensed under this agreement or the Machinery Lease Agreement (if such can be the case), the Licensee shall grant an irrevocable non-exclusive royalty-free licence with right to grant sub-licences under all rights protecting such Improvement throughout the world to the Licensor with respect to the manufacture use and sale of any article and otherwise upon terms to be agreed between the parties PROVIDED THAT where the Licensee's Improvement is not severable from the rights licensed under this agreement or the Machinery Lease Agreement the Licensee shall grant to the Licensor an irrevocable, worldwide, exclusive royalty-free licence, with the right to sublicence, under all rights protecting such Licensee's Improvement with respect to the manufacture use and sale of any article.

8.       DEFENCE OF THE PATENT(S) AND INFRINGEMENTS

         8.1 The Licensee shall forthwith give notice in writing to the Licensor of any infringement or suspected or threatened infringement in the Sales Territory of any of the Patents which shall at any time come to its knowledge. Subject to the next following provisions of this clause the Licensee shall take no actions against the suspected infringer (including without limitation sending any cease and desist letters or instituting any legal process against the suspected infringer), pending written instructions from the Licensor.

         8.2 The Licensor shall decide in its absolute discretion whether and what steps (if any) should be taken to prevent or terminate such infringement misappropriation or misuse including the institution of legal proceedings where necessary and the Licensor shall notify the Licensee in writing of such decision as soon as reasonably possible. When the Licensor gives to the Licensee notice that it does not intend to take action as contemplated above the Licensee may commence proceedings at its own expense upon receiving prior written consent from the Licensor. The Licensee may not settle or compromise any such proceedings without the prior written approval of the Licensor who may at any stage thereof reassume control at its own expense.

         8.3 Subject to clause 8.2 above, the Licensor shall have sole control over and shall conduct any such action(s) as it shall deem necessary in pursuance of this clause at its own cost and expense and shall be entitled to receive and retain all amounts awarded or secured by way of settlement or damages profits or otherwise in connection with such claims.

         8.4 The Licensee agrees, at the expense of the Licensor, to provide reasonable assistance to the Licensor in trials, suits and other actions against infringers of the Patent(s).

         8.5 To the best of the Licensor's knowledge and belief the exercise of the rights granted or to be granted to the Licensee hereunder will not result in the infringement of valid patents of third parties. Subject thereto the Licensor gives no warranty in this respect and does not give the Licensee any indemnity against costs, damages, expenses or royalties arising out of proceedings brought against the Licensee or any customer of the Licensee by any third party. Should the Licensee be sued for infringement of any patent or patents of the third party by reason of its operation of the Process or manufacture use or sale of the Products the Licensor shall on request assist the Licensee in its defence to such action to the extent that in all the circumstances it is reasonable to do so but shall otherwise be under no obligations in respect thereof. All costs of any such action shall be borne by the Licensee to whom shall belong all sums that may be recovered from the third party.

         8.6 If at any time during this agreement the Licensee directly or indirectly opposes or assists any third party to oppose the grant of letters patent on any patent application within the Patents or disputes or directly or indirectly assists any third party to dispute the validity of any patent within the Patents or any of the claims thereof the Licensor shall be entitled immediately to terminate all or any of the licences granted hereunder forthwith by written notice thereof to the Licensee.

         8.7 Where Licensee has developed or acquired an Improvement, it shall not publish the same or do anything that might prejudice the validity of any patent that might subsequently be granted on it until Licensor has had at least 15 working days from disclosure in writing of all information relating to it to consider whether patent or other protection should be applied for. Licensee will on request notify Licensor whether it intends to seek any relevant protection. If Licensee does not wish to do so and if Licensor within the 15 working day period notifies Licensee that it would like to seek patent or other protection, then this obligation shall continue for such time as may be reasonably required for Licensor to prepare and file an application for patent or other protection.

         8.8 If, at any time in respect of an Improvement, the Licensee elects not to pursue further an application for patent protection either jointly or on its own behalf or to maintain any such patent protection as it may have obtained the Licensee shall notify the Licensor and shall if so requested assign all rights it may have therein to the Licensor provided that the Licensee in these circumstances shall be entitled to a full irrevocable licence under all relevant rights with the right to sub-license.

9.       CONFIDENTIALITY

         9.1 The Licensee shall keep secret and confidential all or any information relating to the Process, Products or Patent(s) which is communicated to it by the Licensor under this agreement and which contains trade secrets or consists of information not publicly available or which is specifically marked "Confidential" ("CONFIDENTIAL INFORMATION") and the Licensee undertakes as follows:

                  9.1.1 to use all Confidential Information so disclosed exclusively for the purpose of operating the Process under the terms of this agreement;

                  9.1.2 disclosure by the Licensee within its organisation shall be on a "need-to-know" basis and all appropriate safeguards to protect confidentiality shall be taken at all times. The Licensee shall be responsible for the observance of secrecy on the part of its management, employees, workmen, agents and other persons connected with it in any way;

                  9.1.3 the Licensee shall procure that all its directors, employees and sub-licensees (if any) pursuant to this agreement who have access to any Confidential Information are made aware of and subject to the obligations set out in clause 9.1 and shall further procure that all of such employees and sub-licensees shall enter into written undertakings in favour of the Licensor in a form acceptable to Licensor;

                  9.1.4 keep separate all Confidential Information and all information generated by the Licensee based thereon from all documents and other records of the Licensee;

                  9.1.5 keep all documents and any other material bearing or incorporating any of the Confidential Information only at the place where the manufacture of the Products by the Licensee and every permitted sub-licensee shall be carried on;

                  9.1.6 make copies of the Confidential Information only to the extent that the same is strictly required for the purposes of the operation of this agreement;

                  9.1.7 on request of the Licensor made upon expiration or termination of this Agreement shall deliver up to the Licensor all documents and other material in the possession, custody or control of the Licensee (whether in hard copy, electronic or other format) that bear or incorporate any part of the Confidential Information.

         9.2 The foregoing restrictions on the Licensee shall not apply to any Confidential Information which:

                  9.2.1 the Licensee can prove by documentary evidence produced to the Licensor within 14 days of disclosure that such Confidential Information was already in the possession of the Licensee and at its free disposal before the disclosure hereunder to the Licensee;

                  9.2.2 is hereafter disclosed to the Licensee without any obligations of confidence by a third party who has not derived it directly or indirectly from the Licensor;

                  9.2.3 is or becomes generally available to the public in printed publications in general circulation through no act or default on the part of the Licensee or the Licensee's agents or employees.

         9.3 Without prejudice to the generality of sub-clause 9.2.3 information shall not be deemed to be generally available to the public by reason only that it is known to only a few of those people to whom it might be of commercial interest and a combination of two or more portions of the Confidential Information shall not be deemed to be generally available to the public by reason only of each separate portion being so available.

         9.4 The Licensee agrees that it will upon the request of the Licensor but at its own expense take such steps as the Licensor may require to enforce any confidentiality undertaking given by its directors, employees and sub-licensees (if any) including but without prejudice to the generality of the foregoing obligation the initiation and prosecution of any legal proceedings and the enforcement of any judgment obtained.

                  All steps taken by the Licensee shall be taken as expeditiously as possible and the Licensee agrees that in respect of its obligation to enforce confidentiality undertakings time shall be of the essence in complying with the requirements of the Licensor.

         9.5 The provisions of this Clause 9 shall remain in force for so long as any Confidential Information remain confidential notwithstanding earlier termination of this agreement.

         9.6 It is specifically agreed that the terms of any confidentiality agreement entered into between the parties prior to this Agreement shall continue to apply and unless agreed otherwise shall be incorporated in this Agreement and shall take precedence over Clause 9.1 to 9.5 inclusive.

10.      DURATION

         This agreement shall come into force upon the Effective Date and shall continue in force unless earlier terminated in accordance with Clause 11 until the expiry of the Non-Exclusive Term.

11.      TERMINATION

         11.1 The Licensor shall have the right to terminate this agreement forthwith by notice in writing to the Licensee if:

                  11.1.1 the Licensee is in material breach of any of the obligations on its part in this agreement provided that if such breach is capable (in the opinion of the Licensor) of remedy the Licensee fails to remedy such breach within 30 days of a notice from the Licensor requiring it so to do, such notice giving adequate particulars of the alleged default and including notification by the Licensor of its intention to terminate this agreement under this clause; or

                  11.1.2 the Licensee shall cease or threaten to cease to carry on business or make any composition with its creditors or suffer the appointment of a receiver of the whole or any part of its assets or undertaking or if any petition shall be presented for an order or a notice be issued convening a meeting of shareholders to consider the passing of a resolution for or a resolution shall be passed for its winding up other than for the purposes of amalgamation or reconstruction or shall sell, transfer or otherwise dispose of all or substantially all of its undertaking and assets involved in the performance of its obligations herein contained; or

                  11.1.3 the Licensee shall be about to suffer any change of control in which event the Licensee shall use it best endeavours to give notice thereof to the Licensor; if such change shall actually occur the Licensor shall have the right any time within six months thereafter to terminate this agreement by notice to the Licensee or its successor. For the purposes of this sub-clause, "control" means the ability to direct the affairs of another, whether by contract, ownership or shares or otherwise howsoever.

                  11.1.4 the Licensee shall have failed to make payment to the Licensor of the amount due pursuant to clause 4;

                  11.1.5 the Licensee at any time challenges in the courts or a relevant Patent Office the validity or necessity of the Patent(s) (in which case, Licensor shall only have the right to terminate the exclusivity of the Licence granted herein and not this entire Agreement);

                  11.1.6 if the Licensee at any time uses the Patent(s) in relation to any products other than the Products;

                  11.1.7 if the Licensee is in breach of clause 3.1 by not having worked the Process to the satisfaction of the Licensor for a period of one year or more;

                  11.1.8 if the Licensee fails to achieve fifty percent (50%) of the Target for each of three (3) successive years and if Licensee fails to demonstrate to Licensor that it has used its best endeavours to achieve the Target;

                  11.1.9 if either the Exclusive Project Agreement or Machinery Lease Agreement terminate for any reason.

12.      EFFECT OF TERMINATION

         Expiration or termination of this agreement for whatever reason shall be without prejudice to any express obligations in this agreement of a continuing nature and to any rights or liabilities of the parties hereunder which have accrued at the date of termination or expiration, and in such event:

         12.1 the Licensee shall forthwith offer for sale to the Licensor (or the Licensee's successor appointed by the Licensor) at a fair market value the Products (whether complete or partly constructed). The Licensor shall not be under any obligation to purchase or any of the Products. The Licensor shall notify its determination whether or not to purchase any of the above within three months of the offer being made;

         12.2 notwithstanding the above, the Licensee will have the right to do all that is necessary to complete the construction and sale of the Products either in the process of construction or completed and to complete deliveries upon contracts in force at the date of termination provided that all those matters referred to in this clause 12.2 are completed within three months of the date of termination, and provided that Licensee pays to Licensor all Royalties on such Products;

         12.3 the Licensee shall return all Confidential Information and written materials whether in hard copy, electronic or other format] relating to the Products, Process or Patents or containing technical literature, instruction manuals, advertising or marketing material or drawings, and any other information and reports in its possession of control and all materials supplied by the Licensor together with all copies, reprints, reproductions and translations thereof (whether in hard copy, electronic or other format); and

         12.4 termination of the agreement for any reason shall not bring to an end:

                  12.4.1   the secrecy obligations on the parties under clause
                           9;

                  12.4.2 the Licensee's obligations to pay royalties or other sums which have accrued due or will become due in respect of sales under clause 4.

13.      MAINTENANCE OF PATENTS

         The Licensor shall during the term of this agreement pay all renewal fees and do all such acts and things as the Licensor may consider necessary to prosecute through to grant and maintain the Patent(s) being operated under in the Territory by the Licensee and shall produce to the

         Licensee upon written request the receipt for such renewal fees within a reasonable period of being requested to do so.

14.      FORCE MAJEURE

         The Licensor shall not be liable to the Licensee nor be deemed to be in breach of this Agreement by reason of any delay in performing or any failure to perform any of Ceravision's obligations if the delay or failure was due to any cause beyond Ceravision's reasonable control provided, however, that the Licensor will immediately take appropriate action to mitigate the effect or the causes of any such delay, and upon cessation of any such delay, the Licensor will immediately recommence the performance of its obligations under this Agreement. Without prejudice to the generality of the foregoing, the following shall be regarded as causes beyond the Licensor's reasonable control:

         14.1     act of God, explosion, flood, tempest, fire or accident;

         14.2 war or threat of war, sabotage, insurrection, civil disturbance or requisition;

         14.3 acts, restrictions, regulations, bye-laws, prohibitions or measures of any kind on the part of any governmental, parliamentary or local authority;

         14.4     import or export regulations or embargoes;

         14.5     Intellectual Property Rights of third parties;

         14.6 strike, lock-outs or other industrial actions or trade disputes (whether involving employees of the Licensor or of a third party);

         14.7 the death or incapacity of any of the key employees, directors or consultants of the Licensor or any of its associates, suppliers or consultants;

         14.8 difficulties which make obtaining raw materials, labour, fuel, parts or machinery commercially unreasonable;

         14.9     power failure or breakdown in machinery.

15.      ASSIGNMENT

         The Licensee shall not without the prior written consent of the Licensor assign, transfer, charge, encumber or deal in any other similar manner whether in whole or in part with this agreement or its rights under this agreement, which consent will not be unreasonably withheld if the proposed assignee agrees in writing to assume all of Licensee's obligations hereunder, except in the case where Licensor in good faith believes that the proposed assignee (i) is a direct or indirect competitor of Licensor or its affiliates, (ii) would not effectively exploit the Processes and maximize the production of Products pursuant to the provisions herein, or (iii) has been a defendant in any lawsuit or other proceeding involving intellectual property infringement, unfair competition, unfair trade practices, fraud or similar claims, where in all such cases Licensor shall have the right to withhold its consent in its sole discretion.

16.      SEVERABILITY

         If any provision of this Agreement is declared unlawful, void or unenforceable by any judicial or administrative authority, each and every other provision of this Agreement, or part thereof, shall nevertheless continue in full force and effect, and the unenforceable provision shall be changed or interpreted so as best to accomplish the objectives and intent of the parties expressed herein within the limits of applicable law.

17.      THIRD PARTY RIGHTS

         A person who is not a party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

18.      PARTNERSHIP

         Nothing in this agreement shall create a partnership or joint venture between the parties and except as expressly provided in this agreement neither party shall enter into or have authority to enter into any engagement or to make any representation or warranty on behalf of or to pledge the credit of or otherwise to bind or oblige the other party.

19.      WAIVER AND RELEASE

         19.1 Each party may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in the agreement by any other party or parties without in any way prejudicing or affecting its rights in respect of that or another liability or right not so released, compounded, compromised, waived or postponed.

         19.2 No single or partial exercise or failure or delay in exercising any right, power or remedy by either party under this agreement or the granting of time by either party shall prejudice, affect or restrict the rights, powers and remedies of that party under this agreement, nor shall any waiver by either party of any breach of this agreement operate as a waiver of or in relation to any subsequent or any continuing breach of this agreement.

20.      ENTIRE AGREEMENT

         20.1 This agreement (including the schedules to it) sets out the entire agreement and understanding between the parties relating to its subject matter, and this agreement supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and any arrangements of any nature whatsoever, whether or not in writing, relating thereto. Schedules 1-4 are hereby fully incorporated herein. No party has relied on any representation or promise except as expressly set out or referred to in this agreement. Each party unconditionally waives any rights it may have to:

                  20.1.1 claim damages against the other on the basis of any statement made by the other (whether made carelessly or not and whether or not set out or referred to in this agreement) and/or for breach of warranty given by the other (whether or not set out or referred to in this agreement) unless such statement and/or warranty was made or given fraudulently;

                  20.1.2 seek to rescind this agreement on the basis of any statement made by the other (whether made carelessly or not and whether or not set out or referred to in this agreement) unless such statement was made fraudulently.

21.      NOTICES

         21.1 Any notice including a notice of termination or other document to be given under this agreement shall be in writing in English signed by or on behalf of the party giving it and shall be given if left at or sent by pre-paid first class air mail post, pre-paid recorded delivery, marked for the attention of M J Shaheed for the Licensee and Tim Reynolds for the Licensor to the address of the party receiving such notice as set out at the head of this agreement or as notified in writing between the parties for the purposes of this clause.

         21.2 Any such notice shall be deemed to have been given to and received by the addressee:

                  21.2.1   at the time of delivery if delivered personally;

                  21.2.2 7 days after posting excluding a Sunday or public holiday when it shall be the next following working day;

         21.3 In proving the giving of a notice it shall be sufficient to prove that the notice was properly addressed and posted, or that the envelope containing the notice was properly addressed and posted.

22.      LAW AND JURISDICTION

         22.1 This agreement shall be governed by and construed in accordance with English law and each party agrees to submit to the non-exclusive jurisdiction of the English courts and process may be served on either of the parties in the manner specified for notices in clause 21.

                  These submissions shall not affect the right of the Licensor to take any legal action or proceedings to enforce this agreement or arising out of or in connection with the agreement, including obtaining interim relief ("PROCEEDINGS") in any other jurisdiction nor shall the taking or Proceedings in any jurisdiction preclude the Licensor from taking proceedings in any other jurisdiction.

         22.2 The Licensee hereby irrevocably appoints Willoughby and Partners of The Isis Building, Thames Quay, 193 Marsh Wall, London E14 9SG as its agent for the service of process in England so that such service may be validly effected on the

                  Licensee by service on such agent at such address as if he/they had been a party to such proceedings.

         22.3 This Agreement shall be modified or amended only by a writing signed by both Licensor and Licensee.

SIGNED by M J SHAHEED duly authorised        )
for and on behalfof AUGRID OF NEVADA,        )
INC.                                         )



----------------------------------------
M. J. Shaheed, Chief Executive Officer


SIGNED by TIMOTHY O'DONOGHUE duly            )
authorised for and on ) behalf of CERAVISION )
LIMITED:                                     )



----------------------------------------
Timothy O'Donoghue, Director


                                   SCHEDULE 1

                                   DEFINITIONS

"ANODE AND CATHODE PATENTS" means the patent applications set out in Schedule 2
Part 2 relating to anodes and cathodes to be sealed together to form FED displays, and patents granted on these patent applications. For the avoidance of doubt, the Anode and Cathode Patents need not include all patents and patent applications held in the Ceravision Group. The Licensor may add patents to the Anode and Cathode Patents in its sole discretion.

"DISPLAY DRIVE AND CONTROL CIRCUIT PATENTS" means the patent applications set out in Schedule 2, Part 3 relating to integrated circuits to be attached to the substrate of the FED displays for their control and patents granted on these patent applications. For the avoidance of doubt, the Display Drive and Control Circuit Patents need not include all FED control patents and patent applications held in the Ceravision Group. The Licensor may add patents to the Display Drive and Control Circuit Patents in its sole discretion.

"EXCLUSIVE TERM" means the period of five years from the Effective Date.

"FIELD OF USE" means FEDs for displaying GPS-derived information only or DVD-derived information only or GPS and DVD derived information only for use in automotive land vehicles, excluding military and racing vehicles.

"MANUFACTURING TERRITORY" means North America, that is to say USA, Canada and Mexico.

"NON-EXCLUSIVE TERM" means ten years from the expiry of the Exclusive Term.

"PROCESSES" means the processes as set out below:

         (a) Process I: manufacture (as claimed in the Sealing Patents) of FED displays within definition of the Products by sealing together of anodes and cathodes and

         (b) Process II: manufacture of FED displays (as claimed in the Anode and Cathode Patents) within the definition of the Products by sealing together of Proprietary Anodes and Cathodes and

         (c) Process III: manufacture of FED displays (as claimed in the Display Drive and Control Circuit Patents) within the definition of the Products by assembly of Proprietary Integrated Circuits and non-proprietary integrated circuits, as appropriate in respect of the individual ones of these patents, onto the cathodes of the displays after sealing.

"PRODUCTS" means a 6.5 inch diagonal measurement FED display within the Field of Use incorporating Proprietary Components.

"SALES TERRITORY" means the World.

"SEALING MACHINES" means the machines which are specified in and perform the process described in the Sealing Patents.

"SEALING PATENTS" means The patent applications set out in Schedule 2, Part 1 relating to FED sealing, [other scheduled patent applications relating to FED sealing] and patents granted on these patent applications. For the avoidance of doubt, the Sealing Patents need not include all FED sealing patents and patent applications held in the Ceravision Group. The Licensor may add patents to the Sealing Patents in its sole discretion.

"TARGET" means the requirement to achieve sales of Products in each Agreement Year of no less than the average sales of Products achieved in the immediately preceding two Agreement Years (other than in the first 2 Agreement Years).

"THE TERM" means the period of 15 years comprising the Exclusive Term and the Non-Exclusive Term.

                                   SCHEDULE 2

                            PATENTS AND APPLICATIONS

                                     PART 1

                        National Phases of PCT/US98/20816

------------------------------------------------------------------------------------------------------------------
 NB FILE NO/REFERENCE                APPLICATION NO                           APPLICATION DATE
------------------------------------------------------------------------------------------------------------------
401/II/PCT/CA                           TBA                                   1st October 1998
------------------------------------------------------------------------------------------------------------------
401/II/PCT/CN                           TBA                                   1st October 1998
------------------------------------------------------------------------------------------------------------------
401/II/PCT/EP                           98953244.5                            1st October 1998
------------------------------------------------------------------------------------------------------------------
401/II/PCT/JP                           TBA                                   1st October 1998
------------------------------------------------------------------------------------------------------------------
401/II/PCT/KR                           10-2000-7003512                       1st October 1998
------------------------------------------------------------------------------------------------------------------
401/II/PCT/MX                           003137                                1st October 1998
------------------------------------------------------------------------------------------------------------------
4-1/II/PCT/RU                           TBA                                   1st October 1998
------------------------------------------------------------------------------------------------------------------
401/II/PCT/UK                           0005619.2                             1 October 1998
------------------------------------------------------------------------------------------------------------------
401/II/PCTUSUS                          09/509,713                            1st October 1998
------------------------------------------------------------------------------------------------------------------


                                     PART 2

                        National Phases of PCT/US98/20813

------------------------------------------------------------------------------------------------------------------
    NB FILE NO/REFERENCE           APPLICATION NO                               APPLICATION DATE
------------------------------------------------------------------------------------------------------------------
1401/I/PCT/CA                           TBA                                   1st October 1998
------------------------------------------------------------------------------------------------------------------
1401/I/PCT/CN                           TBA                                   1 October 1998
------------------------------------------------------------------------------------------------------------------
1401/I/PCT/EP                           96949752.4                            1 October 1998
------------------------------------------------------------------------------------------------------------------
1401/I/PCT/JP                           TBA                                   1st October 1998
------------------------------------------------------------------------------------------------------------------
1401/I/PCT/KR                           10-2000-7003510                       1st October 1998
------------------------------------------------------------------------------------------------------------------
1401/I/PCT/MK                           003228                                1st October 1998
------------------------------------------------------------------------------------------------------------------
1401/I/PCT/RU                           TBA                                   1st October 1998
------------------------------------------------------------------------------------------------------------------
1401/I/PCT/UK                           0006000.4                             1st October 1998
------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------

1401/I/PCT/USUS                         09/509,702                            1st October 1998
------------------------------------------------------------------------------------------------------------------

                                     PART 3

1. A first patent application on FED drivers to be filed under Nigel Brooks CPA file reference 1797.

2. A first patent application on Trade Mark to be filed under Nigel Brooks CPA file reference 1798.

                                   SCHEDULE 3

                      TRADE MARKS AND REQUIREMENTS FOR USE

1. Common Law Trade Marks: CERAVISION and the Ceravision Device; and

2. Registered Trade Marks: CERAVISION and the Ceravision Device are REGISTERED TRADE MARKS OF CERAVISION LIMITED registered under UK registrations 2,179,309 and 2,179,310 respectively.

                                   SCHEDULE 4

                        CONSIDERATION INCLUDING ROYALTIES

                                     PART 1

First 500,000 Products produced in any Agreement Year         $9.68 per Product

Next 500,000 Products produced in any Agreement Year          $6.24 per Product

Next 1,000,000 Products produced in any Agreement Year        $4.88 per Product

Products above 2,000,000 produced in any Agreement Year $3.92 per Product

The royalty per product shall increase for each Agreement Year pro rata with the Retail Prices Index in the United Kingdom, over the previous 12 months.

                                     PART 2

                    MINIMUM CONSIDERATION INCLUDING ROYALTIES

Nil for the year beginning 1st July 2000;

$500,000 quarterly thereafter (i.e., beginning with the calendar quarter ending on 30 September 2001).